Oppenheimer Global Strategic Income Fund
NSAR Exhibit - Item 77D

Effective as of January 26, 2017, Oppenheimer Global Strategic Income Fund (the "Registrant") no longer invests in commodity-linked investments, as described in the supplement filed on January 3, 2017 (SEC Accession No. 0000728889-17-000013), which is hereby incorporated by reference in response to Item 77D of the Registrant's Form N-SAR.